Exhibit 5.1
30 ROCKEFELLER PLAZA	AUSTIN	LONDON
NEW YORK, NEW YORK	BEIJING	MOSCOW
10112-4498	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 212.408.2500	DUBAI	rio de janeiro
FAX +1 212.408.2501	HONG KONG	RIYADH
BakerBotts.com	HOUSTON	WASHINGTON

October 7, 2015

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO  80112

Re:Liberty Interactive Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by Liberty Interactive Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a  Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has requested our opinion concerning the status under Delaware law of the 12,476,530 shares (the “Shares”) of the Company’s Series A QVC Group common stock, par value $.01 per share (the “QVCA Common Stock”), included in the Registration Statement, that may be issued pursuant to the terms of the zulily 2009 Equity Incentive Plan and the zulily, inc. 2013 Equity Plan (together, the “Plans”). The Plans and existing awards issued pursuant to the Plans were assumed by the Company pursuant to the terms of the Agreement and Plan of Reorganization, dated as of August 16, 2015, by and between the Company, Mocha Merger Sub, Inc., a Delaware corporation, Ziggy Merger Sub, LLC, a Delaware limited liability company and zulily, inc., a Delaware corporation (the “Reorganization Agreement”).

For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1. Restated Certificate of Incorporation of the Company, as currently in effect;

2. Bylaws of the Company, as currently in effect;

3. Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plans and the preparation and filing of the Registration Statement under the Securities Act;

4. The Plans; and

5.The Reorganization Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for

Liberty Interactive Corporation	- 2 -	October 7, 2015

the consideration permitted under the Plans as currently in effect, and none of such Shares will be issued for less than $.01 per share; (ii) all actions required to be taken under the Plans by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the Plans, the Company shall continue to have sufficient authorized and unissued shares of QVCA Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares are duly authorized for issuance.

2. If and when any Shares are issued in accordance with the requirements of the Plans and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and federal securities laws. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.